EXHIBIT 12

                        PHH Corporation and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                              (Dollars in millions)


                                                                   Three Months Ended March 31,
                                                              ---------------------------------------
                                                                     1999                  1998
                                                              ------------------     ----------------

Income from continuing operations before
    income taxes                                              $          50.1        $           55.1
Plus: Fixed charges                                                      39.0                    40.9
                                                              ---------------        ----------------

Earnings available to cover fixed charges                     $          89.1        $           96.0
                                                              ===============        ================

Fixed charges (1):
    Interest, including amortization of deferred
      financing costs                                         $          36.6        $           39.0
    Interest portion of rental payment                                    2.4                     1.9
                                                              ---------------        ----------------

Total fixed charges                                           $          39.0        $           40.9
                                                              ===============        ================


Ratio of earnings to fixed charges                                     2.28x                    2.35x


(1) Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals). The substantial portion of interest expense incurred on debt is used to finance the Company's mortgage services and relocation services activities.